Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Jones njones3@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Fourth Quarter 2023 Results

•Net income of $330.6 million ($1.69 per diluted common share) for the fourth quarter of 2023; after-tax adjusted operating income was $350.5 million ($1.79 per diluted common share).

•Results for the full year and fourth quarter reflect robust margins and growth momentum, supported by the favorable operating environment; full year core operations premium growth of 5.2 percent on a constant currency basis and full year after-tax adjusted operating earnings per share growth of 23.3 percent when comparing to historically reported 2022.

•Positive business trends expected to continue into 2024 with outlook for core operations premium growth of 5 percent to 7 percent and after-tax adjusted operating earnings per share growth of 7 percent to 9 percent.

•Robust balance sheet and liquidity with holding company cash of $1.7 billion and weighted average risk-based capital ratio of approximately 415 percent.

•Book value per common share of $49.91 increased 13.0 percent compared to the year-ago quarter; book value per common share excluding accumulated other comprehensive income (loss) (AOCI) grew 8.8 percent over the year-ago quarter to $67.02.

CHATTANOOGA, Tenn. (January 30, 2024) - Unum Group (NYSE: UNM) today reported net income of $330.6 million ($1.69 per diluted common share) for the fourth quarter of 2023, compared to net income of $289.2 million ($1.44 per diluted common share) for the fourth quarter of 2022.

Included in net income for the fourth quarter of 2023 is the after-tax amortization of the cost of reinsurance of $8.7 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $6.6 million ($0.04 per diluted common share) as well as a net after-tax investment loss on the Company’s investment portfolio of $4.6 million ($0.02 per diluted common share). Included in net income for the fourth quarter of 2022 is the after-tax amortization of the cost of reinsurance of $9.3 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $8.1 million ($0.04 per diluted common share), as well as a net after-tax investment gain on the Company’s investment portfolio of $4.9 million ($0.02 per diluted common share).

Effective January 1, 2023, the Company adopted Accounting Standards Update 2018-12 (ASU 2018-12) which amended the accounting and disclosure requirements for long-duration insurance contracts, with changes applied as of January 1, 2021. All prior period operating results and related metrics throughout this document have been adjusted for the impacts of the adoption.

"We closed 2023 with a solid fourth quarter and delivered another year of very strong performance in which we grew adjusted EPS by 23%, reflecting the fundamental strength of our business,” said Richard P. McKenney, president and chief executive officer. “By executing our growth strategy throughout the year, we achieved robust premium and sales growth while delivering against our capital allocation priorities. This included de-risking our balance sheet, increasing our returns to shareholders, and ending the year with robust capital level above our targets. Looking to 2024, the drivers of demand for our solutions remain strong. We are well positioned for continued premiums and earnings growth, driving free cash flow growth and continued flexibility to pursue our capital allocation priorities, including the return of capital to our shareholders."

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, amortization of cost of reinsurance, and the impact of non-contemporaneous reinsurance. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income, or net loss.

Unum US Segment

Unum US reported adjusted operating income of $342.1 million in the fourth quarter of 2023, an increase of 47.7 percent from $231.6 million in the fourth quarter of 2022. Premium income for the segment increased 5.7 percent to $1,670.5 million in the fourth quarter of 2023, compared to premium income of $1,580.6 million in the fourth quarter of 2022. Net investment income for the segment decreased 5.1 percent to $158.4 million in the fourth quarter of 2023, compared to $166.9 million in the fourth quarter of 2022.

Within the Unum US operating segment, the group disability line of business reported a 47.7 percent increase in adjusted operating income to $152.1 million in the fourth quarter of 2023, compared to $103.0 million in the fourth quarter of 2022. Premium income for the group disability line of business increased 6.0 percent to $777.2 million in the fourth quarter of 2023, compared to $732.9 million in the fourth quarter of 2022, driven by in-force block growth. Net investment income decreased 9.4 percent to $78.4 million in the fourth quarter of 2023, compared to $86.5 million in the fourth quarter of 2022, due primarily to a lower level of invested assets. The benefit ratio for the fourth quarter of 2023 was 59.5 percent, compared to 65.4 percent in the fourth quarter of 2022, due primarily to favorable recoveries and lower claims incidence in the group long-term disability product line as well as favorable discount rate impacts on new claims. Group long-term disability sales were $136.6 million in the fourth quarter of 2023, a decrease of 12.5 percent from $156.1 million in the fourth quarter of 2022. Group short-term disability sales were $112.4 million in the fourth quarter of 2023, an increase of 10.3 percent from $101.9 million in the fourth quarter of 2022. Persistency in the group long-term disability product line was 90.8 percent for full year 2023, compared to 90.7 percent for full year 2022. Persistency in the group short-term disability product line was 88.9 percent for both full year 2023 and 2022.

The group life and accidental death and dismemberment line of business reported a 157.6 percent increase in adjusted operating income to $68.0 million in the fourth quarter of 2023, compared to $26.4 million in the fourth quarter of 2022. Premium income for this line of business increased 1.3 percent to $469.0 million in the fourth quarter of 2023, compared to $463.2 million in the fourth quarter of 2022, driven primarily by higher sales and favorable persistency. Net investment income decreased 13.1 percent to $21.9 million in the fourth quarter of 2023, compared to $25.2 million in the fourth quarter of 2022, due primarily to a lower level of invested assets, partially offset by higher miscellaneous investment income. The benefit ratio in the fourth quarter of 2023 was 69.5 percent, compared to 78.2 percent in the fourth quarter of 2022, due primarily to lower incidence for waiver of premium benefits. Sales of group life and accidental death and dismemberment products increased 60.7 percent in the fourth quarter of 2023 to $152.5 million, compared to $94.9 million in the fourth quarter of 2022. Persistency in the group life product line was 89.6 percent for full year 2023, compared to 88.9 percent for full year 2022. Persistency in the accidental death and dismemberment product line was 88.7 percent for full year 2023, compared to 87.9 percent for full year 2022.

The supplemental and voluntary line of business reported an increase of 19.4 percent in adjusted operating income to $122.0 million in the fourth quarter of 2023, compared to $102.2 million in the fourth quarter of 2022. Premium income for the supplemental and voluntary line of business increased 10.4 percent to $424.3 million in the fourth quarter of 2023, compared to $384.5 million in the fourth quarter of 2022, due primarily to sales growth across all product lines and continued impacts from the partial recapture of a block of business in the individual disability product line that occurred during the third quarter of 2023. Net investment income increased 5.3 percent to $58.1 million in the fourth quarter of 2023, compared to $55.2 million in the fourth quarter of 2022, due to an increase in the yield on invested assets, higher miscellaneous investment income, and an increase in the level of invested assets. The benefit ratio for the voluntary benefits product line was 45.1 percent in the fourth quarter of 2023, compared to 43.4

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

percent for the fourth quarter of 2022, due to unfavorable experience in the critical illness product line, partially offset by favorable experience in the disability product line. The benefit ratio for the individual disability product line was 44.4 percent for the fourth quarter of 2023, compared to 48.4 percent for the fourth quarter of 2022, due primarily to lower average claim size, partially offset by lower mortality. The benefit ratio for the dental and vision product line was 68.7 percent in the fourth quarter of 2023, compared to 65.9 percent for the fourth quarter of 2022, due primarily to higher claims incidence. Relative to the fourth quarter of 2022, sales in the voluntary benefits product line increased 1.6 percent in the fourth quarter of 2023 to $50.7 million. Sales in the individual disability product line increased 7.7 percent in the fourth quarter of 2023 to $27.9 million. Sales in the dental and vision product line totaled $41.6 million for the fourth quarter of 2023, an increase of 1.0 percent compared to the fourth quarter of 2022. Persistency in the voluntary benefits product line was 75.5 percent for full year 2023, compared to 75.8 percent for full year 2022. Persistency in the individual disability product line was 89.0 percent for full year 2023, compared to 89.5 percent for full year 2022. Persistency in the dental and vision product line was 77.1 percent for full year 2023, compared to 79.9 percent for full year 2022.

Unum International

The Unum International segment reported adjusted operating income of $39.4 million in the fourth quarter of 2023, a decrease of 28.5 percent from $55.1 million in the fourth quarter of 2022. Premium income increased 22.3 percent to $218.1 million in the fourth quarter of 2023, compared to $178.3 million in the fourth quarter of 2022. Net investment income decreased 30.5 percent to $33.2 million in the fourth quarter of 2023, compared to $47.8 million in the fourth quarter of 2022. Sales increased 45.3 percent to $34.3 million in the fourth quarter of 2023, compared to $23.6 million in the fourth quarter of 2022.

The Unum UK line of business reported adjusted operating income, in local currency, of £30.9 million in the fourth quarter of 2023, a decrease of 32.2 percent from £45.6 million in the fourth quarter of 2022. Premium income was £149.1 million in the fourth quarter of 2023, an increase of 12.9 percent from £132.1 million in the fourth quarter of 2022, due to in-force block growth and higher premium as a result of a reinsurance transaction. Net investment income was £24.7 million in the fourth quarter of 2023, a decrease of 36.0 percent from £38.6 million in the fourth quarter of 2022, due to lower investment income from inflation index-linked bonds. The benefit ratio in the fourth quarter of 2023 was 67.9 percent, compared to 69.9 percent in the fourth quarter of 2022, due to favorable experience in the group long-term disability product line driven by favorable recoveries and lower inflation-linked experience in benefits, partially offset by higher incidence in the supplemental product line. Sales increased 35.8 percent to £20.1 million in the fourth quarter of 2023, compared to £14.8 million in the fourth quarter of 2022. Persistency in the group long-term disability product line was 92.5 percent for full year 2023, compared to 85.1 percent for full year 2022. Persistency in the group life product line was 83.0 percent for full year 2023, compared to 87.9 percent for full year 2022. Persistency in the supplemental product line was 91.7 percent for full year 2023, compared to 92.8 percent for full year 2022.

Colonial Life Segment

Colonial Life reported an 8.1 percent decrease in adjusted operating income to $87.8 million in the fourth quarter of 2023, compared to $95.5 million in the fourth quarter of 2022. Premium income increased 3.4 percent to $434.8 million in the fourth quarter of 2023, compared to $420.4 million in the fourth quarter of 2022, driven by higher sales in prior periods and favorable persistency. Net investment income increased 4.3 percent to $38.9 million in the fourth quarter of 2023, compared to $37.3 million in the fourth quarter of 2022, due to an increase in the yield on invested assets and an increase in the level of invested assets. The benefit ratio was 53.2 percent in the fourth quarter of 2023, compared to the benefit ratio of 51.4 percent in the fourth quarter of 2022, driven by an increase in reserves due to model refinements in the life product line, partially offset by lower claim costs in the cancer and critical illness product line. Sales increased 11.5 percent to $189.5 million in the fourth quarter of 2023, compared to $170.0 million in the fourth quarter of 2022. Persistency in Colonial Life was 78.3 percent for full year 2023, compared to 78.0 percent for full year 2022.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $21.3 million in the fourth quarter of 2023, which excludes the amortization of cost of reinsurance of $11.0 million and the impact of non-contemporaneous reinsurance of $8.4 million related to the Closed Block individual disability reinsurance transaction, compared to $44.3 million in the fourth quarter of 2022, which excludes the amortization of cost of reinsurance of $11.8 million and the impact of non-contemporaneous reinsurance of $10.3 million related to the Closed Block individual disability reinsurance transaction. Premium income for this segment is largely driven by our long-term care product line, and in the fourth quarter of 2023, premium income for long-term care was generally consistent with the same period of 2022. Net investment income increased 6.9 percent to $270.3 million in the fourth quarter of 2023, compared to $252.9 million in the fourth quarter of 2022, due primarily to an increase in the level of invested assets and higher miscellaneous investment income, primarily related to larger increases in the net asset value on our private equity partnerships.

The net premium ratio for the long-term care line of business increased to 93.5 percent in the fourth quarter of 2023, compared to 85.1 percent in the fourth quarter of 2022, driven primarily by the impact of the reserve assumption updates in the third quarter of 2023 and higher claim incidence. Compared to the third quarter of 2023, the net premium ratio increased from 93.4 percent, and overall claims experience was relatively consistent.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $36.5 million in the fourth quarter of 2023, compared to an adjusted operating loss of $37.5 million in the fourth quarter of 2022, due primarily to an increase in net investment income, which was driven by an increase in yield on invested assets, partially offset by higher pension expenses.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 195.5 million for the fourth quarter of 2023, compared to 200.9 million for the fourth quarter of 2022. Shares outstanding totaled 193.4 million at December 31, 2023. During the fourth quarter of 2023, the Company repurchased 1.8 million shares at a cost of $76.6 million.

Capital Management

At December 31, 2023, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 415 percent, and cash and marketable securities in the holding companies equaled $1,650.0 million.

Book Value

Book value per common share as of December 31, 2023 was $49.91, compared to $44.17 at December 31, 2022. Book value per common share excluding AOCI as of December 31, 2023 was $67.02, compared to $61.61 at December 31, 2022.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Effective Tax Rate

Effective tax rate on adjusted operating earnings was 22.8 percent in the fourth quarter of 2023, and 21.7 percent for full year 2023. Long-term adjusted effective tax rate expected to be between 21.5 percent to 22.0 percent.

Outlook

Full-year 2024 outlook of an increase in after-tax adjusted operating income per share of seven percent to nine percent when comparing full-year 2023.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

• After-tax adjusted operating income or loss, which excludes investment gains or losses, amortization of the cost of reinsurance, non-contemporaneous reinsurance, and reserve assumption updates, as well as certain other items, as applicable;
•Book value per common share, which is calculated excluding AOCI.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our quarterly results.

We exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well as the impact of non-contemporaneous reinsurance that resulted from the adoption of ASU 2018-12. Due to the execution of the second phase of the reinsurance transaction occurring after January 1, 2021, the transition date of ASU 2018-12, in accordance with the provisions of the ASU related to non-contemporaneous reinsurance, we were required to establish the ceded reserves using an upper-medium grade fixed-income instrument as of the reinsurance transaction date in March 2021, which resulted in higher ceded reserves compared to that which was reported historically. However, the direct reserves for the block reinsured in the second phase were calculated using the original discount rate utilized as of the transition date. Both the direct and ceded reserves are then remeasured at each reporting period using a current discount rate reflective of an upper-medium grade fixed-income instrument, with the changes recognized in other comprehensive income (loss). While the total equity impact is neutral, the different original discount rates utilized for direct and ceded reserves result in disproportionate earnings impacts. The impact of non-contemporaneous reinsurance will fluctuate depending on the magnitude of reserve changes during the period. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, January 31, 2024, at 8:00 a.m. Eastern Time to discuss the results of operations for the fourth quarter of 2023. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-888-210-4821 for callers in the U.S. (pass code 5666159). For U.K. callers, the dial-in number is 44-800- 358-0970 (pass code 5666159). For all other callers, the dial-in number is 1-646 960-0323 (pass code 5666159). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website, and will be available through February 7, 2024 by dialing 1-800- 770-2030 (U.S.), or 1-647-362-9199 (all other locations) - pass code 5666159.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2023 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (NYSE: UNM), an international provider of workplace benefits and services, has been helping workers and their families for 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2023, Unum reported revenues of $12.4 billion and paid $7.9 billion in benefits. The Fortune 500 company is one of the 2023 World’s Most Ethical Companies, recognized by Ethisphere®.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share and core operations premium growth, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) the impact of pandemics and other public health issues, including COVID-19, on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (5) changes in, or interpretations or enforcement of, laws and regulations; (6) our ability to hire and retain qualified employees; (7) a cyber attack or other security breach resulting in the unauthorized acquisition of confidential data; (8) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (11) changes in our financial strength and credit ratings; (12) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (13) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (14) ineffectiveness of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ability to generate sufficient internal liquidity and/or obtain external financing; (17) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (18) disruptions to our business or our ability to leverage data caused by the use and reliance on third-party vendors, including vendors providing web and cloud-based applications; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet environmental, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December 31, 2022. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
Revenue
Premium Income	$2,551.7	$2,410.2	$10,046.0	$9,616.5
Net Investment Income	530.8	524.4	2,096.7	2,122.2
Net Investment Gain (Loss)	(6.0)	6.6	(36.0)	(15.7)
Other Income	68.6	63.6	279.2	261.1
Total Revenue	3,145.1	3,004.8	12,385.9	11,984.1

Benefits and Expenses
Policy Benefits Including Remeasurement Loss or Gain	1,820.1	1,778.8	7,257.1	6,994.6
Commissions	300.4	267.3	1,170.1	1,086.4
Interest and Debt Expense	49.2	47.2	194.8	188.5
Cost Related to Early Retirement of Debt	—	—	—	4.2
Deferral of Acquisition Costs	(164.7)	(137.8)	(632.2)	(556.9)
Amortization of Deferred Acquisition Costs	122.7	108.1	481.4	421.1
Other Expenses	588.7	567.7	2,274.6	2,096.2
Total Benefits and Expenses	2,716.4	2,631.3	10,745.8	10,234.1

Income Before Income Tax	428.7	373.5	1,640.1	1,750.0
Income Tax Expense	98.1	84.3	356.3	342.8

Net Income	$330.6	$289.2	$1,283.8	$1,407.2

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.70	$1.45	$6.53	$7.01
Assuming Dilution	$1.69	$1.44	$6.50	$6.96

Weighted Average Common Shares - Basic (000s)	194,723.8	198,825.4	196,659.7	200,647.2
Weighted Average Common Shares - Assuming Dilution (000s)	195,476.2	200,904.1	197,602.0	202,109.4
Outstanding Shares - (000s)			193,372.1	197,755.0

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2023		2022
	(in millions)	per share *	(in millions)	per share *
Net Income	$330.6	$1.69	$289.2	$1.44
Excluding:
Net Investment Gain (Loss) (net of tax expense (benefit) of $(1.4); $1.7)	(4.6)	(0.02)	4.9	0.02
Amortization of the Cost of Reinsurance (net of tax benefit of $2.3; $2.5)	(8.7)	(0.04)	(9.3)	(0.04)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.8; $2.2)	(6.6)	(0.04)	(8.1)	(0.04)
After-tax Adjusted Operating Income	$350.5	$1.79	$301.7	$1.50

	Year Ended December 31
	2023		2022
	(in millions)	per share *	(in millions)	per share *
Net Income	$1,283.8	$6.50	$1,407.2	6.96
Excluding:
Net Investment Loss (net of tax benefit of $7.8; $3.5)	(28.2)	(0.14)	(12.2)	(0.07)
Amortization of the Cost of Reinsurance (net of tax benefit of $9.3; $10.6)	(34.8)	(0.18)	(39.7)	(0.20)
Non-Contemporaneous Reinsurance (net of tax benefit of $7.3; $7.2)	(27.5)	(0.14)	(27.2)	(0.13)
Reserve Assumption Updates (net of tax expense (benefit) of $(37.9); $51.2)	(139.3)	(0.70)	192.1	0.96
After-tax Adjusted Operating Income	$1,513.6	7.66	$1,294.2	6.40

* Assuming Dilution

	December 31
	2023		2022
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,651.4	$49.91	$8,735.0	$44.17
Excluding:
Net Unrealized Loss on Securities	(1,919.1)	(9.92)	(3,028.4)	(15.31)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	(648.4)	(3.35)	313.9	1.59
Net Unrealized Loss on Hedges	(73.7)	(0.39)	(9.6)	(0.05)
Subtotal	12,292.6	63.57	11,459.1	57.94
Excluding:
Foreign Currency Translation Adjustment	(321.1)	(1.66)	(390.1)	(1.98)
Subtotal	12,613.7	65.23	11,849.2	59.92
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(345.7)	(1.79)	(334.1)	(1.69)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$12,959.4	$67.02	$12,183.3	$61.61

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

	Year Ended
	December 31, 2023	December 31, 2022
	Premium Income	Premium Income, Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$706.9		£509.2	1.244	$633.4
Unum Poland	118.3	zł	399.0	0.239	95.4
Total	825.2				728.8
Unum US	6,579.2		$6,251.4		6,251.4
Colonial Life	1,726.1		$1,702.0		1,702.0
Core Operations	$9,130.5				$8,682.2

1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10